PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated August 15, 2018)	Registration No. 333-219893

67,939,632 Shares of Common Stock

BTCS Inc.

This prospectus supplement No. 1 (the “Supplement”) updates and supplements certain information contained in our prospectus, dated August 15, 2018 (the “Prospectus”), which forms a part of the Registration Statement on Form S-1 (Registration No. 333-219893) (the “Registration Statement”). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments and supplements thereto. The Prospectus relates to the registration of an aggregate of 67,939,632 shares of common stock, par value $0.001 per share (the “Common Stock”) of BTCS Inc. (the “Company”), for resale by certain of our shareholders identified in the Prospectus. The 67,939,632 shares of Common Stock or the Resale Shares consist of (i) 15,873,600 shares of Common Stock underlying outstanding Series A warrants exercisable at $0.085 per share (the “Series A Warrants”), (ii) 15,714,288 shares of Common Stock underlying outstanding additional warrants exercisable at $0.085 per share, (iii) 15,714,288 shares of Common Stock underlying outstanding bonus warrants exercisable at $0.17 per share, (iv) 12,942,000 shares of Common Stock underlying outstanding Series B warrants exercisable at $0.135 per share, (v) 4,295,456 shares of Common Stock owned by our executive officers, and (vi) 3,400,000 shares of Common Stock.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 3 of the Prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Temporary Reduction of Exercise Price of Series A Warrants

In accordance with the terms of the Series A Warrants on August 15, 2018, the Company offered the holders of its Series A Warrants the opportunity to exercise up to 4,000,000 Series A Warrants (1,000,000 per each of the four record holders) at a reduced exercise price of $0.03 per share. This offer will expire on the earlier of: (i) 4,000,000 Series A Warrants being exercised, and (ii) August 17, 2018 at 5:00 p.m. Eastern Time (the “Offer Expiration Date”). Provided however the Company may in its sole discretion extend the Offer Expiration Date. The Series A Warrants are exercisable for cash only.

Director Resignation

As previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 3, 2018, on July 30, 2018, Mr. Jonathan Read resigned as a member of the Company’s Board of Directors, effective immediately.

The date of this prospectus supplement is August 15, 2018.